EXHIBIT 99.1

November 7, 2024

FOR IMMEDIATE RELEASE

Mexco Energy Corporation Reports Financial Results for first Six Months

MIDLAND, TX – 11/7/2024 – Mexco Energy Corporation (NYSE American: MXC) today reported net income of $608,237, or $0.29 per diluted share, for the six months ending September 30, 2024.

Operating revenues in the first six months of fiscal 2025 were $3,477,062, an increase of 10% when compared to the first six months of fiscal 2024. This increase was primarily due to an increase in oil and natural gas production volumes and an increase in average oil prices partially offset by a decrease in average natural gas prices. Oil contributed 87% of our operating revenues for the first six months of fiscal 2025.

Net income of $317,198, or $0.15 per diluted share, for the Company’s second quarter of fiscal 2025 compared with $269,433, or $0.12 per diluted share for the comparable quarter ending September 30, 2023. Operating revenues in the second quarter of fiscal 2025 were $1,749,227.

The Company currently expects to participate in the drilling of 30 and completion of 19 horizontal wells at an estimated aggregate cost of approximately $2.3 million for the fiscal year ending March 31, 2025, of which approximately $890,000 has been expended to date. The Company is evaluating other prospects for participation during this fiscal year.

During fiscal 2025, the Company has expended to date, approximately $1.5 million for royalty and mineral interest acquisitions in approximately 600 producing wells with additional potential development located in 37 counties in 9 states.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration, and development of oil and gas properties primarily in the Permian Basin. For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, Mexco Energy Corporation cautions that statements in this press release which are forward-looking and which provide other than historical information involve risks and uncertainties that may impact the Company’s actual results of operations. These risks include, but are not limited to, production variance from expectations, volatility of oil and gas prices, the need to develop and replace reserves, exploration risks, uncertainties about estimates of reserves, competition, government regulation, and mechanical and other inherent risks associated with oil and gas production. A discussion of these and other factors, including risks and uncertainties, is set forth in the Company’s Form 10-K for the fiscal year ended March 31, 2024. Mexco Energy Corporation disclaims any intention or obligation to revise any forward-looking statements.

For additional information, please contact: Tammy L. McComic, President and Chief Financial Officer of Mexco Energy Corporation, (432) 682-1119.